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Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-170657

December 8, 2010

Bona Film Group Limited

        Bona Film Group Limited, or Bona Film Group, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Bona Film Group has filed with the SEC for more complete information about Bona Film Group and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents Bona Film Group has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Bona Film Group, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-866-803-9204 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408. You may also access Bona Film Group's most recent prospectus by visiting EDGAR on the SEC website at
http://www.sec.gov/Archives/edgar/data/1504796/000104746910010221/0001047469-10-010221-index.htm

        This free writing prospectus reflects the following amendments that were made in Amendment No. 5 to Bona Film Group's registration statement on Form F-1, or Amendment No. 5, as filed via EDGAR with the SEC on December 8, 2010. All references to page numbers are to the page numbers in the preliminary prospectus, which forms part of Amendment No. 5.

 Unaudited Pro Forma Condensed Consolidated Financial Data

        The Unaudited Pro Forma Condensed Consolidated Statement of Operations has been revised.

  The relevant disclosure (as amended) on pages 115 to 118 is set forth below:

 Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the year ended December 31, 2009
	Bona Film Group Limited(1)	Bona Cineplex(2)	Pro forma adjustment	Notes	Pro forma consolidated
	(US$)	(US$)	(US$)		(US$)
Net revenues	38,372,551	4,031,782	(358,549)	A	42,045,784
Cost of revenues	(19,888,461)	(1,923,257)	358,549		(21,453,169)

Gross Profit	18,484,090	2,108,525	—		20,592,615

Operating expenses:
Film participation expense	(1,244,848)	—			(1,244,848)
Sales and marketing	(8,887,971)	(2,784,656)			(11,672,627)
General and administrative expenses	(2,789,416)	(1,527,875)	(311,176)	B	(4,628,467)

Total operating expenses	(12,922,235)	(4,312,531)	(311,176)		(17,545,942)

Operating income (loss)	5,561,855	(2,204,006)	(311,176)		3,046,673
Other income	63,684	377,129	—		440,813

Income before income taxes provisions, and equity in earnings (loss) of affiliated companies	5,625,539	(1,826,877)	(311,176)		3,487,486
Provision for income taxes	(338,647)	—	77,794	C	(260,853)
Equity in earnings (loss) of affiliated companies	172,773	(65,875)			106,898

Net income (loss)	5,459,665	(1,892,752)	(233,382)		3,333,531

Less: Net loss attributable to noncontrolling interests	(168,429)	(13,999)			(182,428)

Net income (loss) attributable to Bona Film Group Limited	5,628,094	(1,878,753)	(233,382)		3,515,959

Deemed dividend on Series A convertible redeemable preferred shares	973,399	—	—		973,399
Undistributed earnings allocated to holders of participating Series A convertible redeemable preferred shares	1,570,096	(886,221)	(110,088)	D	573,787
Deemed dividend on Series B convertible redeemable preferred shares	421,586	—	—		421,586
Undistributed earnings allocated to holders of participating Series B convertible redeemable preferred shares	377,735	(213,208)	(26,485)	D	138,042

Net income (loss) attributable to holders of ordinary shares	2,285,278	(779,324)	(96,809)		1,409,145

Net income per ordinary share
Basic	0.27				0.10
Diluted	0.27				0.10
Net income per Series A preferred shares—Basic	0.81				0.49
Net income per Series B preferred shares—Basic	0.57				0.40
Shares used in computation of net income per share
Basic	8,453,842			E	14,264,162
Diluted	8,518,402			E	14,328,722

(1)
Represents the consolidated statement of operations of Bona Film Group for the year ended December 31, 2009, derived from our audited consolidated financial statements included elsewhere in this prospectus.
(2)
Represents the consolidated and combined statements of operations for the year ended December 31, 2009, derived from the audited consolidated and combined financial statements of Bona Cineplex included elsewhere in this prospectus.

Notes
to Pro Forma Adjustments

(A)
Represents exhibition license costs paid by Bona Cineplex to Bona International Film Group Limited since some of the films which were distributed by Bona International Film Group Limited were exhibited in Bona Cineplex, which was recorded as film related revenue of US$358,549 during 2009 by Bona International Film Group Limited.

(B)
Represents the amortization of the acquired identifiable intangible assets of US$2,527,126, which consist of the following:

	Estimated	Useful Life
	(US$)
Six movie theater licenses	1,911,290	Indefinite
Movie theater membership	58,651	1.8 years
Favorable lease	557,185	2 years

  The pro forma condensed consolidated statements of operations reflect amortization expense of US$311,176 for the year ended December 31, 2009. The intangible asset related to the six movie theater licenses is perpetual and subject to annual impairment testing. The membership and favorable lease acquired is also subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount of the assets may no longer be recoverable.

(C)
Represents the deferred tax liability related to the intangible assets and related deferred tax expense, and was calculated using the statutory tax rate of 25%.

(D)
The pre-acquisition loss of US$1,878,753 incurred by Bona Cineplex and the pro forma adjustment of US$233,382 was allocated to holders of ordinary shares and Series A and Series B preferred shares pursuant to their participation rights in undistributed earnings as if the undistributed earnings had been distributed. The calculation of earnings per share for the year ended December 31, 2009 on a pro forma basis is presented in the following table:

For the year ended December 31, 2009
Pro forma consolidated
(US$, except share data)
Numerator used in basic and diluted net income per share:
Net income attributable to Bona Film Group Limited	3,515,959
Deemed dividend on Series A convertible redeemable preferred shares	(973,399)
Deemed dividend on Series B convertible redeemable preferred shares	(421,586)
Undistributed earnings allocated to Series A preferred shares(1)	(573,787)
Undistributed earnings allocated to Series B preferred shares(1)	(138,042)

Net income attributable to ordinary shareholders for computing basic net income per ordinary share	1,409,145

Deemed dividend on Series A convertible redeemable preferred shares	973,399
Undistributed earnings allocated to Series A preferred shares	573,787

Net income attributable to Series A preferred shareholders for computing basic net income per Series A preferred share	1,547,186

Deemed dividend on Series B convertible redeemable preferred shares	421,586
Undistributed earnings allocated to Series B preferred shares	138,042

Net income attributable to Series B preferred shareholders for computing basic net income per Series B preferred share	559,628

Shares (denominator)
Weighted average ordinary shares outstanding used in computing basic net income per ordinary share	14,264,162
Warrants (treasury effect)	237
Employee share options (treasury effect)	64,323
Weighted average ordinary shares outstanding used in computing diluted net income per ordinary share	14,328,722
Weighted average shares outstanding used in computing basic net income per Series A preferred share	3,153,021
Weighted average shares outstanding used in computing basic net income per Series B preferred share	1,397,341

Net income per ordinary share—basic	0.10
Net income per ordinary share—diluted	0.10
Net income per Series A preferred share—basic	0.49
Net income per Series B preferred share—basic	0.40

    (1)The allocation of undistributed net income among the classes of shares was computed based on the weighted average number of outstanding shares for each class on an as-converted basis during the period as presented in the following table.

Weighted average ordinary shares outstanding	14,264,162
Weighted average Series A preferred shares on an as-converted basis	5,808,199
Weighted average Series B preferred shares on an as-converted basis	1,397,341
(E)
Basic and diluted weighted average shares on a pro forma basis includes 5,810,320 ordinary shares of Bona Film Group Limited issued as part of the acquisition consideration from the beginning of the period.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the nine months ended September 30, 2010
	Bona Film Group Limited(1)	Bona Cineplex(2)	Pro forma adjustment	Notes	Pro forma consolidated
	(US$)	(US$)	(US$)		(US$)
Net revenues	34,984,968	3,788,974	(51,958)	A	38,721,984
Cost of revenues	(17,300,682)	(1,744,835)	51,958		(18,993,559)

Gross Profit	17,684,286	2,044,139	—		19,728,425

Operating expenses:
Film participation expense	(739,222)	—			(739,222)
Sales and marketing	(4,918,384)	(777,065)			(5,695,449)
General and administrative expenses	(6,114,352)	(1,637,497)	(77,794)	B	(7,829,643)

Total operating expenses	(11,771,958)	(2,414,562)	(77,794)		(14,264,314)

Goverment subsidy	88,147	—			88,147
Operating income (loss)	6,000,475	(370,423)	(77,794)		5,552,258
Other loss	(13,286,014)	(236)			(13,286,250)

Income before income taxes provisions, and equity in earnings (loss) of affiliated companies	(7,285,539)	(370,659)	(77,794)		(7,733,992)
Provision for income taxes	(92,037)	—	19,449	C	(72,588)
Equity in earnings (loss) of affiliated companies	9,263	—			9,263

Net loss	(7,368,313)	(370,659)	(58,345)		(7,797,317)

Less: Net income/(loss) attributable to noncontrolling interests	(107,655)	(55,450)			(163,105)

Net loss attributable to Bona Film Group Limited	(7,260,658)	(315,209)	(58,345)		(7,634,212)

Deemed dividend on Series A convertible redeemable preferred shares	815,310	—	—		815,310
Undistributed earnings allocated to holders of participating Series A convertible redeemable preferred shares	—	—	—	D	—
Deemed dividend on Series B convertible redeemable preferred shares	787,956	—	—		787,956
Undistributed earnings allocated to holders of participating Series B convertible redeemable preferred shares	—	—	—	D	—

Net loss attributable to holders of ordinary shares	(8,863,924)	(315,209)	(58,345)		(9,237,478)

Net loss per ordinary share
Basic	(0.77)				(0.66)
Diluted	(0.77)				(0.66)
Net income per Series A preferred shares—Basic	0.26				0.26
Net income per Series B preferred shares—Basic	0.25				0.25
Shares used in computation of net income per share
Basic	11,555,326			E	13,939,047
Diluted	11,555,326			E	13,939,047

(1)
Represents the consolidated statement of operations of Bona Film Group for the nine-month period ended September 30, 2010, derived from the unaudited condensed consolidated financial statements of Bona Film Group included elsewhere in this prospectus.

(2)
Represents the consolidated and combined statements of operations for the period from January 1, 2010 through April 23, 2010, derived from the unaudited management accounts of Bona Cineplex not included in this prospectus.

Notes to Pro Forma Adjustments

(A)
Represents exhibition license costs paid by Bona Cineplex to Bona International Film Group Limited since some of the films which were distributed by Bona International Film Group Limited were exhibited in Bona Cineplex, which costs were recorded as film related revenue of US$51,958 during the period from January 1, 2010 through April 23, 2010, by Bona International Film Group Limited.
(B)
Represents the amortization of the acquired identifiable intangible assets of US$2,527,126, which consist of the following:

	Estimated	Useful Life
	(US$)
Six movie theater licenses	1,911,290	Indefinite
Movie theater membership	58,651	1.8 years
Favorable lease	557,185	2 years

  The pro forma condensed consolidated statements of operations reflect amortization expense for the the period from January 1, 2010 through April 23, 2010 of US$77,794. The intangible asset related to the six movie theater licenses is perpetual and will be subject to annual impairment testing. The membership and favorable lease acquired will be subject to impairment testing.

(C)
Represents the deferred tax liability related to the intangible assets and related deferred tax expense, and was calculated using the statutory tax rate of 25%.
(D)
For the nine months ended September 30, 2010, the undistributed net loss was allocated only to holders of ordinary shares as holders of Series A and Series B preferred shares were not contractually obligated to share such loss. Therefore, no adjustment was made as a result of the pre-acquisition loss incurred by Bona Cineplex or the pro forma adjustment.

  The calculation of earnings per share for the nine months ended September 30, 2010 on a pro forma basis is presented in the following table:

For the nine months ended September 30, 2010 Pro forma consolidated (US$, except share data)
Numerator used in basic and diluted net income per share:
Net loss attributable to Bona Film Group Limited	(7,634,212)
Deemed dividend on Series A convertible redeemable preferred shares	(815,310)
Deemed dividend on Series B convertible redeemable preferred shares	(787,956)
Undistributed earnings allocated to Series A preferred shares(1)	—
Undistributed earnings allocated to Series B preferred shares(1)	—

Net loss attributable to ordinary shareholders for computing basic net income per ordinary share	(9,237,478)

Deemed dividend on Series A convertible redeemable preferred shares	815,310
Undistributed earnings allocated to Series A preferred shares	—

Net income attributable to Series A preferred shareholders for computing basic net income per Series A preferred share	815,310

Deemed dividend on Series B convertible redeemable preferred shares	787,956
Undistributed earnings allocated to Series B preferred shares	—

Net income attributable to Series B preferred shareholders for computing basic net income per Series B preferred share	787,956

Shares (denominator)
Weighted average ordinary shares outstanding used in computing basic net income per ordinary share	13,939,047
Weighted average ordinary shares outstanding used in computing diluted net income per ordinary share	13,939,047
Weighted average shares outstanding used in computing basic net income per Series A preferred share	3,175,631
Weighted average shares outstanding used in computing basic net income per Series B preferred share	3,092,434

Net loss per ordinary share-basic	(0.66)
Net loss per ordinary share-diluted	(0.66)
Net income per Series A preferred share-basic	0.26
Net income per Series B preferred share-basic	0.25

    (1)The undistributed net loss was not allocated to Series A and Series B preferred shareholders as they were not contractually obligated to share such loss.

(E)
Basic and diluted weighted average shares on a pro forma basis includes 5,810,320 ordinary shares of Bona Film Group Limited issued as part of the acquisition consideration from the beginning of the period.

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  Issuer Free Writing Prospectus
  Filed pursuant to Rule 433
  Registration No. 333-170657
  December 8, 2010
Bona Film Group Limited
Unaudited Pro Forma Condensed Consolidated Financial Data
Unaudited Pro Forma Condensed Consolidated Statement of Operations